Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of NanoVibronix Inc. dated January 21, 2020, and to the incorporation by reference therein of our report dated March 29, 2018, with respect to the consolidated financial statements of NanoVibronix Inc. for the year ended December 31, 2017, which appears in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	Kost Forer Gabbay and Kasierer
January 21, 2020	A member of Ernst & Young Global